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                                                                   EXHIBIT 10.33



                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into as of the 13 day of March, 1998, by and between Thomas McDonough ("Executive") and Coventry Corporation ("Employer"), a Delaware corporation with its principal place of business at 501 Corporate Centre Drive, Suite 400, Franklin, TN 37067.


                              W I T N E S S E T H:

         WHEREAS, Executive desires to enter into an employment relationship with Employer and Employer desires to employ Executive; and

         WHEREAS, Executive and Employer desire to set forth in a written agreement the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. On the Date of Employment (as defined in Section 3 below), Executive shall be engaged by Employer as its Executive Vice President. Executive hereby agrees to such employment on and after the Date of Employment under the terms and conditions hereinafter set forth.

         2. DUTIES. As Executive Vice President, Executive shall report to the President and Chief Executive Officer of Employer and shall be responsible for such powers and duties normally associated with such position or as may be delegated or assigned to Executive by Employer's President and Chief Executive Officer. During the term of this Agreement, Executive shall also serve without additional compensation in such other offices of the Employer or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors of Employer or its subsidiaries or affiliates, respectively.

         3. DATE OF EMPLOYMENT. Executive's employment shall commence on April 1, 1998 (the "Date of Employment").

         4. INITIAL TERM. Subject to the terms and conditions set forth herein, Executive shall be employed hereunder for an initial term of three years beginning on the Date of Employment. If at the end of the initial term a new employment contract is not executed, the term of this Agreement shall continue on a year-to-year basis in the absence of notice of either party.

         5. BASE COMPENSATION. For all duties rendered by Executive, Employer shall pay Executive a base salary ("Base Salary") of Four Hundred Thousand Dollars ($400,000), annually, to be reviewed on an annual basis based upon the performance of Executive. The Base Salary shall be paid to Executive in accordance with Employer's normal payroll policies.

         6. ADDITIONAL COMPENSATION. During the period of this Agreement and as a result of employment under this Agreement, Executive shall receive or be eligible for the following additional compensation:






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         EMPLOYER STOCK OPTIONS: Executive will be granted a nonqualified stock option to purchase 300,000 shares of Common Stock of Employer at an exercise price per share equal to the closing price per share of the Common Stock of Employer as reported on The Nasdaq National Market on either the date Executive accepted Employer's offer of employment or the Date of Employment, whichever date has the lower closing price. The option will vest at a rate of one-fourth of the shares per year over a four-year vesting period beginning on the date of grant. The option will expire on the tenth anniversary of the Date of Employment unless sooner terminated by Executive terminating his employment hereunder. The option shall be granted under and in accordance with the terms and conditions of Employer's 1997 Stock Incentive Plan and a letter agreement between Executive and Employer dated the date of grant.

         EMPLOYER RESTRICTED STOCK AWARD: At the Date of Employment, Executive will be granted a restricted stock award of 100,000 shares of Common Stock of Employer which shall vest in equal one-fourth increments over a three-year period. The first increment shall vest at the end of six months from the Date of Employment, and the remaining three increments shall vest on the first, second and third anniversary of the Date of Employment. The restricted stock award shall be granted under and in accordance with the terms and conditions of Employer's 1997 Stock Incentive Plan and a restricted stock award agreement between Executive and Employer dated the Date of Employment.

         BONUS COMPENSATION: Executive shall be eligible for an annual bonus ("Bonus") potential of up to 75% of Base Compensation, which shall be determined as follows: (i) up to 50% shall be based upon achievement of budget and other operational performance factors, and (ii) all or any part of the remaining 50% shall be granted in the sole discretion of the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Employer. Executive's bonus and performance factors shall be determined on an annual basis by the Committee. Executive shall receive a guaranteed 1998 Bonus in the amount of $150,000, payable at the time other executive bonuses are paid for 1998 performance; but only if Executive begins his employment with Employer on April 1, 1998.

         LONG TERM COMPENSATION: Executive shall be eligible to participate in a three-year long term incentive compensation plan awarding up to $3,000,000. Payment under the plan will be paid in accordance with a formula and based upon the achievement by Executive of mutually agreed upon performance criteria, including, but not limited to, reductions in per member per month administrative expenses and other expense ratios and attainment of earnings per share targets for Coventry Corporation and its successor corporation, Coventry Health Care, Inc. The terms and conditions of the plan will be mutually agreed upon by Employer and Executive within sixty (60) days from the Date of Employment and will be included as an amendment to this Agreement.

         SIGNING BONUS: In lieu of payment by Employer of a search fee for retaining Executive and the costs of relocating Executive, at his option, from Virginia to Maryland, Executive shall receive a signing bonus of Two Hundred Fifty Thousand Dollars ($250,000), to be payable in cash within 30 days from the Date of Employment.

         DISCRETIONARY EXPENSE ALLOWANCE: Executive shall be entitled to a discretionary expense allowance of $900.00 per month.

         OTHER BENEFITS: Executive will be eligible for participation in any employee benefit programs available to officers of Employer from time to time as provided in Section 16 below.

         7. EXPENSES AND COSTS OF RELOCATION. Executive shall be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer and its subsidiaries or affiliates upon presentation of vouchers in accordance with the usual and customary procedure of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefor.






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         Executive shall also be reimbursed for expenses associated with the relocation of Executive to Employer's designated location during the term of this Agreement. The extent and amount of such expense shall be consistent with the Executive Relocation Policy in effect at the time of relocation.

         8. EXTENT OF SERVICE. Executive shall devote substantially all of his working time, attention and energies to the business of the Employer and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Employer; but, except as provided in Section 14(b), this Section shall not prevent Executive from serving as a director of other entities not affiliated with Employer, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect Executive's ability to perform his duties under this Agreement.

         9. TERMINATION OF EMPLOYMENT. Employer may terminate this Agreement with or without cause at any time during the term of this Agreement. If the employment of Executive with Employer is terminated (i) by Employer for any reason other than Good Cause (as defined in Section 25 below) or (ii) by Executive for Good Reason (as defined in Section 25 below), the following provisions will apply:

         (a) Employer shall during the Severance Period (as defined in Section 25 below), continue to pay Executive an amount equal to:

                  (i) Executive's Base Salary at the time of termination of employment; and

                  (ii) That portion of Executive's Bonus based on achievement of budget and other operational performance factors, if the criteria is met.

                  Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment.

         (b) Upon the date of termination of employment, Executive shall fully vest in the 100,000 shares of Employer's Common Stock granted pursuant to a restricted stock award on the Date of Employment.

         (c) During the Severance Period Executive shall continue to vest in stock options granted to Executive during the term of his employment in accordance with the terms of each letter agreement awarding such stock options. For this purpose only, Executive shall be deemed to be an employee of Employer during the Severance Period.

         (d) During the Severance Period Executive and his spouse and family will continue to be covered by all Welfare Plans (as defined in Section 25 below), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition. Executive's eligibility for and the Employer match to the 401(k) Plan, Supplemental Executive Retirement Plan and/or any other retirement savings program in which the Employee participates shall end at the date of termination of employment.






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         (e)      Executive shall not be entitled to payments during the
                  Severance Period attributable to compensation for vacation periods he would have earned had his employment continued during the Severance Period or to unused vacation periods accrued as of the date of termination of employment.

         (f) During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to club memberships, and expenses for professional services.

         Compensation under Sections 9(a), (b), (c) and (d) hereof is contingent upon Executive's compliance with Section 14 hereof.

         10. TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time upon sixty (60) days prior written notice. Upon such termination by Executive for other than Good Reason, the Employer shall pay the Executive only his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement; provided, however, Employer shall have the option of paying Executive in accordance with the provisions of Section 9, above, if Employer desires to continue to enforce Executive's continuing obligations under Sections 14(b), (c) and (d) below.

         11. OTHER PAYMENT. If Executive is not elected by the Board of Directors of Employer to the position and responsibilities of Chief Executive Officer or Chief Operating Officer of Employer, or its successor, within eighteen (18) months from the Date of Employment and Executive shall have been continuously employed by Employer during that period of time, Employer shall pay Executive One Million Dollars ($1,000,000), to be payable either in a lump sum or in installments, as Employer and Executive mutually determine.

         12. SETOFF.

         (a) With respect to Section 9, payments or benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be reduced by the amount of any valid claim of Employer against Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.

         (b) With respect to Section 9, payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer during the Severance Period, except as expressly provided in Section 9(d).

         13. DEATH. If Executive dies during the Severance Period:

         (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to his surviving spouse. On the death of the survivor of Executive and his spouse, no further benefits will be paid under the Agreement.

         (b) The spouse and family of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death to the extent possible.

         Any benefits payable under this Section 13 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.





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         14. RESTRICTIVE COVENANTS.

         (a) Confidential Information. Executive agrees not to disclose, either during the time he is employed by the Employer or following termination of his employment hereunder, to any person (other than a person to whom disclosure is necessary in connection with the performance of his duties as an employee of Employer or to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.

         (b) Non-Competition. During the term of employment provided hereunder and during the Severance Period, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of termination or expiration of this Agreement, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof.

         (c) Non-Solicitation. During the term of employment provided for hereunder and during the Severance Period, Executive will not
                  (i) directly or indirectly solicit business which could reasonably be expected to conflict with the interest of Employer or any Affiliate of Employer from any entity, organization or person which has contracted with the Employer or any Affiliate of Employer, which has been doing business with the Employer or any Affiliate of Employer, from which the Employer or any Affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any Affiliate of Employer was going to solicit business at the time of termination of employment, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer or any Affiliate of Employer.

         (d) Consultation. Executive shall, at the Employer's written request, during the Severance Period cooperate with the Employer in concluding any matters in which Executive was involved during the term of his employment and will make himself available for consultation with the Employer on other matters otherwise of interest to the Employer. The Employer agrees that such requests shall be reasonable in number and will consider Executive's time required for other employment and/or employment search.

         (e) Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 14 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

         (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the agreement and covenants contained in this Section 14 shall not terminate upon Executive's termination of his employment with the Employer or upon the termination of this Agreement under any other provision of this Agreement; provided, however, in the event of Executive's voluntary termination for other than Good Reason, the obligations under Sections 14(b), (c) and (d) shall terminate upon Executive's termination of employment unless Employer elects to pay Executive the termination benefits set forth in Section 9, above.





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         15. VACATION. During each year of this Agreement, Executive shall be entitled to vacation accrued for executives in accordance with corporate policies of Employer that are in effect from time to time.

         16. HEALTH AND WELFARE BENEFITS; PROFIT-SHARING PLANS. In addition to the benefits specifically provided for herein, Executive and his family shall be entitled to participate in all health and welfare benefit plans maintained by the Employer for executive or managerial employees generally according to the terms of such plans. Executive shall be entitled to participate in any profit-sharing, retirement or similar plans established by Employer in which executive or managerial employees of Employer participate, including any such plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and any such plan providing supplemental executive retirement benefits.

         17. EXECUTIVE ASSIGNMENT. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

         18. BENEFITS UNFUNDED. All rights of Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

         19. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Executive, or to its principal office in the case of the Employer and the date of receipt shall be deemed the date which such notice has been provided.

         20. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         21. ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive acknowledges that the services to be rendered by him are unique and personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         22. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

         24. HEADINGS. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         25.      DEFINITIONS.  For purposes of this Agreement:

         (a) "Affiliate" shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.






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         (b) "Good Cause" shall be deemed to exist if, and only if:

                  (i) Executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing, malfeasance or non-compliance with written directives approved by the Board of Directors which are demonstrably injurious to Employer;

                  (ii) Executive is convicted of a violation involving fraud or dishonesty; or

                  (iii) Executive materially breaches this Agreement (other than by engaging in acts or omissions enumerated in paragraphs (i) and (ii) above), or materially fails to satisfy the conditions and requirements of his employment with Employer, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from Employer specifying the nature of the breach or failure and demanding the cure thereof. For purposes of this paragraph (iii), inattention by Executive to his duties shall be deemed a breach or failure of cure.

                  Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was unlawful in connection with any action taken by Executive in connection with his duties, it shall not constitute Good Cause.

         (c) "Good Reason" shall exist if there is a material reduction in the position, nature or scope of Executive's authority or a material reduction in Executive's compensation, without Executive's prior written consent. Good Reason shall also exist if as a result of a change in control of Employer any of the foregoing events occur. A change in control shall include the following occurrences:

                  (i) the acquisition of at least a majority of the outstanding shares of Common Stock (or securities convertible into Common Stock) of Employer by any person, entity or group (as used in Section 13(d)(3) and Rule 13d-5(b)(1) under the Exchange Act);

                  (ii) the merger or consolidation of Employer with or into another corporation or other entity, or any share exchange or similar transaction involving Employer and another corporation or other entity, if as a result of such merger, consolidation, share exchange or other transaction, the persons who owned at least a majority of the Common Stock of Employer prior to the consummation of such transaction do not own at least a majority of the Common Stock of the surviving entity after the consummation of such transaction;

                  (iii) the sale of all, or substantially all, of the assets of Employer; or

                  (iv) any change in the composition of the Board of Directors of Employer as a result of a contested election such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors of Employer, or persons whose nomination was approved by such majority, cease to constitute at least a majority of the Board of Directors of Employer at the end of such period.

         (d) "Severance Period" shall mean the period beginning on the date the Executive's employment with Employer terminates without Good Cause or Executive terminates his employment with Good Reason under circumstances described in Section 9 and ending 12 months thereafter.






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         (e)      "Welfare Plans" shall mean any health and dental plan,
                  disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

         26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         27. SEVERABILITY. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 14(b) is determined by a court of competent jurisdiction to be invalid due to overbreadth, such Section 14(b) shall be constructed as narrowly as necessary to be enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.



                                         /s/Thomas McDonough
                                         ---------------------------------------
                                         Thomas McDonough


                                         COVENTRY CORPORATION



                                    By:  /s/Allen F. Wise
                                         ---------------------------------------
                                         Allen F. Wise
                                         President and Chief Executive Officer





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